Exhibit 10
THE SCOTTS COMPANY LLC
EXECUTIVE INCENTIVE PLAN
(EFFECTIVE AS OF OCTOBER 1, 2019)

1.Objectives
1.1 Provide meaningful financial incentives consistent with and supportive of corporate strategies and objectives.
1.2 Encourage team effort toward achievement of corporate financial and strategic goals aligned with shareholders of The Scotts Miracle-Gro Company and our customers.
1.3 Contribute toward a competitive compensation program for all Participants.
2.Definitions
2.1 “Administrator” means the Committee and, to the extent delegated by the Committee in accordance with Section 3.2, any delegate of the Committee.
2.2 “Affiliate” means all trades or businesses, whether or not incorporated, with which the Company would be considered a single employer under Code §§414(b) and (c) or such other trade or business as the Committee determines, in its sole discretion.
2.3 “Board” means the Board of Directors of The Scotts Miracle-Gro Company.
2.4 “Committee” means the Compensation and Organization Committee of the Board.
2.5 “Company” means The Scotts Company LLC.
2.6 “Effective Date” means October 1, 2019.
2.7 “Executive Officer” means an Executive Vice President or more senior level officer of The Scotts Miracle-Gro Company or an associate who qualifies as an “Executive Officer”, as determined by the Committee in its sole discretion.
2.8 “Participant” means an associate of the Company or an Affiliate who is participating in the Plan for the applicable Plan Year.
2.9 “Performance Measure” means one or more of the Performance Measures listed in Section 5.2.
2.10 “Plan” means The Scotts Company LLC Executive Incentive Plan as set forth herein, as it may be amended from time to time.
2.11 “Plan Year” means the fiscal year of the Company or any other period, as determined by the Committee.
3.Administration
3.1 The Plan shall be administered by the Committee. The Committee shall have complete authority to administer and interpret the Plan. The Committee shall select the Performance Measures and the period during which performance will be measured. The Committee shall prescribe any minimum, target and other performance objectives and, subject to Section 5.4, the potential payout at each level of performance and the actual incentive payment for each Participant. The Committee’s determinations under the Plan (including, without limitation, the determination of the individuals to receive awards under the Plan, the amount of such awards and the terms and conditions of such awards) shall be final and need not be uniform among all Participants. The express grant in the Plan of any specific power or authority of the Committee shall not be construed as limiting any power or authority of the Committee. The members of the Committee shall not be liable for any act done in good faith with respect to the Plan.
3.2 The Committee, in its discretion, may delegate to one or more of the Chief Executive Officer or the Executive Vice President, Global Human Resources of The Scotts Miracle-Gro Company or any other Executive Officers, all or part of the Committee’s authority and duties with respect to awards and the participation of eligible associates who are not Executive Officers. The Committee may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Committee’s delegate that were consistent with the terms of the Plan and the Committee’s prior delegation. References in the Plan to the “Administrator” mean the Committee or its delegate; provided that the Committee cannot delegate its authority or duties with respect to Executive Officers. References to the Committee refer only to the Committee, i.e., that specific authority or responsibility is not delegable.
3.3 The Committee shall approve the Performance Measures for Executive Officers. No incentive payment may be paid to an Executive Officer unless the Committee certifies in writing that the Performance Measure objectives for the Plan Year have been achieved.
4.Participation
4.1 Each Executive Officer is eligible to participate in the Plan. Senior Level associates, managers or any other associates of the Company and all Affiliates who are not Executive Officers are eligible to participate in the Plan if their participation is approved by the Administrator or the Committee.
4.2 Except as otherwise determined by the Administrator, Participants must be actively employed in an eligible job/position for at least 13 consecutive weeks during the Plan Year.
4.3 Participant eligibility is based on active status during the Plan Year. Periods of inactive status, such as short-term disability and other leaves of absence, will be reflected in the eligible earnings and payout calculation.
4.4 Except as otherwise determined by the Administrator, Participants must be employed on the last day of the Plan Year to be eligible for an incentive payment.
4.5 Except as otherwise determined by the Administrator, Participants whose employment terminates during the Plan Year, except in cases of retirement, will not be eligible for an incentive payment, prorated or otherwise.

4.6 Participants who retire during the Plan Year (as determined by the Administrator) will be eligible for a prorated incentive payment.
4.7 Associates who hold an eligible position on a part-time basis are eligible to participate in the Plan. All other terms and conditions of the Plan apply to such associates.
4.8 If a Participant moves to a different Plan-eligible position or otherwise becomes eligible for a different target percentage during the Plan Year, the Participant’s incentive payment will be prorated based on new metrics/target (if applicable) if the move is for an eligible period of at least 13 weeks in the Plan Year.
4.9 If a Participant moves to a position that is not Plan-eligible during the Plan Year, the Participant will be eligible for a prorated incentive payment (based on the Participant’s earnings during the Plan Year) provided other eligibility requirements are met.
4.10 Participants shall not have any right with respect to any award until an award shall, in fact, be paid to them.
4.11 The Plan confers no rights upon any associate to participate in the Plan or remain in the employ of the Company or any Affiliate. Neither the adoption of the Plan nor its operation shall in any way affect the right of the associate or the Company or any Affiliate to terminate the employment relationship at any time.
5.Plan Design, Performance Measures, and Payouts
5.1 The Plan is designed to recognize and reward performance against established financial targets. The terms of awards for each Plan Year will be established by the Administrator and, among other things, may include:
(a) A corporate net income “funding trigger” below which no incentives will be paid to any Participant;
(b) The selection of Performance Measures that will be used to measure performance during the plan year;
(c) An earnings multiplier, as described in Section 5.3 (“multiplier”), that will reinforce the importance of earnings by modifying the performance results against all of the other goals; and
(d) Provisions that weight the Performance Measures for each particular group or unit to reflect the relative contribution that group or unit can make to those results.
5.2 The Performance Measures that may be used to measure performance during the period established by the Administrator shall be the following (each, a “Business Performance Factor”; collectively, the “Business Performance Factors”):
(a) Net earnings or net income (before or after taxes);
(b) Earnings per share (basic or diluted);
(c) Net sales or revenue growth;

(d) Net operating profit;
(e) Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);
(f) Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);
(g) Earnings before or after taxes, interest, depreciation, and/or amortization;
(h) Gross or operating margins;
(i) Productivity ratios;
(j) Share price (including, but not limited to, growth measures and total shareholder return);
(k) Expense targets;
(l) Margins;
(m) Operating efficiency;
(n) Market share;
(o) Customer satisfaction/service;
(p) Product Fill Rate percent (% of orders filled on first delivery) or All-In Fill Rate percent (% calculated dollar fill based on potential) times Inventory Turns;
(q) Working capital targets;
(r) Economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital);
(s) Developing new products and lines of revenue;
(t) Reducing operating expenses;
(u) Developing new markets;
(v) Meeting completion schedules;
(w) Developing and managing relationships with regulatory and other governmental agencies;
(x) Managing cash;
(y) Managing claims against the Company, including litigation; and
(z) Identifying and completing strategic acquisitions.
Any Performance Measure(s) may be used to measure the performance of the Company and/or an Affiliate as a whole or any business unit of the Company and/or an Affiliate or any combination thereof, as the Administrator may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Administrator, in its sole discretion, deems appropriate.

5.3 Two separate performance factors determine the Plan award each Plan Year: a Business Performance Factor and a Personal Performance Factor. The Business Performance Factor will be based on the achievement of a goal or goals designated by the Administrator based on those set forth in Section 5.2, and may result in a range between 0% to 250% of the target set by the Committee for a Business Performance Factor. Performance above and below the target Business Performance Factor will be incrementally calculated so Participants will receive a payout calculated on a straight-line basis, unless otherwise determined by the Committee, or the Administrator, if applicable, in its sole discretion, that no payouts will be made for performance below target performance goals.
The Personal Performance Factor will be based on an assessment against a combination of personal financial and/or strategic performance goals and expectations as appropriate for each Participant. In general, based on the Committee or Administrator’s determination of a Participant’s achievement of the Personal Performance Factor, the actual Plan award determined from the Business Performance Factor can range from 0% to 150% of the results of the Business Performance Factor.
5.4 Notwithstanding any other provision in the Plan to the contrary, the Administrator shall have the right, in its sole discretion, to reduce or increase the amount otherwise payable to a Participant irrespective of the percentages set forth in Section 5.3, based on the Participant’s individual performance or any other factors that the Administrator deems appropriate. Unless a Participant has made a valid election under a deferred compensation plan maintained by the Company or an Affiliate no later than the date permitted under such plan, all awards under the Plan, including any prorated amounts described in Section 4.6, will be paid by the 15th day of the third month following the close of the applicable Plan Year.
6.Employee Agreement and Forfeiture of Payment
6.1 Regardless of any other provision of this section and unless the Committee specifies otherwise, in order to participate in the Plan, a Participant must execute an Employee Confidentiality, Noncompetition, Nonsolicitation Agreement or any restrictive covenant agreement acceptable to the Committee (collectively, a “Restrictive Covenant Agreement”).
6.2 Furthermore, regardless of any other provision of this section and unless the Committee specifies otherwise, a Participant who breaches any part of that Restrictive Covenant Agreement will forfeit any future payment under the Plan and will also return to the Company or any Affiliate any monies paid out to the Participant under this Plan within the three years prior to said breach. Any monies paid out to a Participant under this Plan also must be returned to the Company or any Affiliate if repayment is required under any recoupment or “clawback” policy adopted by the Company or an Affiliate or as otherwise required by law.

6.3 By participating in this Plan, a Participant hereby consents to a deduction from any amount the Company or any Affiliate may owe the Participant (including amounts owed to the Participant as salary, wages or other compensation, fringe benefits, or vacation pay as well as any other amounts owed to the Participant by the Company or any Affiliate), to the extent of any amounts owed by the Participant to the Company or any Affiliate for any reason, including under this Section 6, whether or not it elects to make any set-off in whole or in part. If the Company or any Affiliate does not recover the full amount the Participant owes it by means of set-off, calculated as set forth above in Section 6.1, the Participant agrees to pay immediately the unpaid balance to the Company, Affiliate or Subsidiary, as applicable.
7.Amendment and Termination
The Committee reserves to itself the right to suspend the Plan, to terminate the Plan, and, to the extent allowed without shareholder approval, to amend the Plan.
8.Code Section 409A
It is intended that this Plan comply with the short-term deferral exemption under Treasury Regulation §1.409A-1(a)(4), and this Plan will be interpreted, administered and operated in good faith accordingly. Nothing herein shall be construed as an entitlement to or guarantee of any particular tax treatment to a Participant. Notwithstanding any provisions of the Plan to the contrary, the Company may offset any amounts to be paid to a Participant (or, in the event of the Participant’s death, to his beneficiary) under the Plan against any amounts which such Participant may owe to Company; provided, however, that to the extent such amount constitutes a “deferral of compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Section 409A”), the Company shall not offset such amounts that the Participant may owe to the Company other than with respect to taxes, assessments or other governmental charges imposed on property or income received by the Participant pursuant to the Plan, except to the extent such offset would not result in the Participant incurring interest or additional tax under Section 409A. Notwithstanding anything contained herein to the contrary, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between Participant and the Company during the six (6) month period immediately following Participant’s separation from service shall instead be paid on the first business day after the date that is six (6) months following Participant’s separation from service (or, if earlier, Participant’s date of death).